EXHIBIT 10.56

AMENDMENT

THE NATIONAL CITY CORPORATION

2004 DEFERRED COMPENSATION PLAN

(as amended and restated effective January 1, 2005)

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”), as successor to The National City Corporation, sponsors The National City Corporation 2004 Deferred Compensation Plan (the “Plan”);

WHEREAS, Article X of the Plan authorizes the Corporation to amend the Plan; and

WHEREAS, the Corporation wishes to amend the Plan to reflect certain design and other clarifying changes.

NOW, THEREFORE, IT IS RESOLVED that the Plan is hereby amended as follows, effective as of January 1, 2010:

1.	Section 6.1 (“Form of Payment”) is hereby amended and restated in its entirety as follows:

“Form of Payment. The amounts credited to a Participant’s Cash Sub-Account and Deferred Share Sub-Account shall be paid in cash.”

2.     The first sentence in Section 5.5(c) (“Allocation of New Elective Deferrals, Non-Elective Deferred Compensation and Transfers of Accumulated Amounts”) is amended and restated in its entirety to read as follows:

“(c) Each Participant may reallocate his or her accumulated Cash Sub-Account, Deferred Share Sub-Account or deferrals among the Investment Options only during times approved by the Plan Administrator and using forms and procedures established from time to time by the Plan Administrator for such purpose.”

Executed and adopted by the Chief Human Resources Officer of The PNC Financial Services Group, Inc. this 23rd day of December, 2010 pursuant to the authority delegated by the Corporation’s Personnel and Compensation Committee.

/s/ Joan L. Gulley
Joan L. Gulley
Chief Human Resources Officer